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Exhibit 16.b.1    REPORT OF INDEPENDENT ACCOUNTANTS ON
                     FINANCIAL STATEMENT SCHEDULE

To the Board of Directors
of The Cobalt Group, Inc:

Our audits of the financial statements referred to in our report dated March 29, 1999, except as to Note 14, which is as of May 27, 1999, appearing in this Registration Statement on Form S-1 also included an audit of the financial statement schedule listed in Item 16(b) of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.


/s/ PricewaterhouseCoopers LLP
Seattle, Washington
March 29, 1999